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(LOGO)                                                      CAROLINA FIRST
                                                            P.O. BOX 1029
                                                            GREENVILLE, SC 29602


NEWS RELEASE          -----------------------------------------------


DATE:                      July 1, 1997

CONTACTS:

CAROLINA FIRST CORPORATION             FIRST SOUTHEAST FINANCIAL CORPORATION
--------------------------             -------------------------------------
William S. Hummers III                 David C. Wakefield, III, President
Mary M. Gentry                         (864) 224-3401
(864) 255-4919

TO:                        News Media

RELEASE DATE:              Immediate


            CAROLINA FIRST AND FIRST SOUTHEAST SIGN MERGER AGREEMENT

GREENVILLE, S.C. - Carolina First Corporation (Nasdaq/NM:CAFC) and First Southeast Financial Corporation (Nasdaq/NM:FSFC) today announced the signing of a definitive agreement by which First Southeast will merge with Carolina First. First Southeast is the holding company for First Federal Savings and Loan Association of Anderson based in Anderson, South Carolina. Carolina First plans to merge First Federal into Carolina First Bank, a subsidiary of Carolina First Corporation. The transaction is subject to the receipt of regulatory and shareholder approvals.

Following the merger, Carolina First will be the largest independent financial institution in South Carolina with over $2.0 billion in assets and a market capitalization of approximately $250 million. The combined company is expected to operate over 65 banking offices and 40 ATMs. Carolina First will also rank first in market share in Anderson County, a strategic market located along the desirable Interstate 85 corridor between Atlanta and Charlotte and the fourth largest metropolitan statistical area in South Carolina.


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Under the agreement, First Southeast shareholders will receive 1.0 share of
Carolina First common stock for each share of First Southeast stock. This exchange ratio, which is subject to adjustment in the event of a 10% movement in Carolina First's stock based on a price of $15.2125, is expected to result in the issuance of 4,388,231 shares of Carolina First common stock. Based on Carolina First's closing price on June 30, 1997, the deal is valued at $14.75 per First Southeast share or approximately $65 million in total. Carolina First will record the acquisition using the purchase method of accounting.

First Southeast, through its subsidiary savings and loan association, First Federal Savings and Loan Association of Anderson, has 11 offices in Anderson, Abbeville, and Greenwood counties and plans to open an additional three branches in Wal-Mart superstores beginning this summer. At March 31, 1997, First Southeast had approximately $335 million in assets, $261 million in loans, and $283 million in deposits.

Mack I. Whittle, Jr., President and Chief Executive Officer of Carolina First Corporation, said, "The merger of First Southeast with Carolina First will create significant benefits for the customers and shareholders of both companies. Our combination will create a strong and profitable bank with the largest market share in Anderson County. It will also mark the entrance of Carolina First into Greenwood County. We will benefit our combined shareholders by realizing cost savings from an in-market merger and enhancing First Southeast's profit opportunities by broadening the services offered to customers. This merger will further solidify Carolina First's position as the largest South Carolina-based financial institution."

David C. Wakefield, III, President and Chief Executive Officer of First Southeast Financial Corporation, commented, "We are very pleased to affiliate with Carolina

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First, a dynamic and growing company. The merger will provide our shareholders with a significantly enhanced investment and at the same time lay the foundation for improved products and services for our valued customers. Carolina First is a pioneer in finding innovative ways to offer banking services in today's fast paced world of electronic commerce. We look forward to being a part of Carolina First's vision of the future."

Carolina First Corporation, headquartered in Greenville, South Carolina, is one of the largest independent bank holding companies in South Carolina with assets of $1.6 billion and 50 banking offices throughout the state. Its three subsidiaries are Carolina First Bank (CFB), a state-chartered commercial bank, Carolina First Mortgage Company (CFMC), a mortgage banking operation, and Blue Ridge Finance Company, an automobile finance company. CFB is the largest South Carolina-based commercial bank, and CFMC is the second largest mortgage loan servicer in South Carolina. Through its subsidiaries, Carolina First provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First's common stock trades on the Nasdaq National Market under the symbol CAFC.


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